September 12, 2019
James Gochee
Re: Separation and Transition Agreement and General Release
Dear Jim:
This letter sets forth the substance of the separation and transition agreement and general release terms (the “Agreement”) that New Relic, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation Date. You are resigning your employment, and the Company accepts your resignation, which will be effective on November 16, 2019 (the “Separation Date”).
2.Transition Period. If you timely sign this Agreement, then from the Effective Date of this Agreement (as defined in Paragraph 16(c)) until the Separation Date (the “Transition Period”), your at-will employment will continue with the following additional terms:
(a)Duties. During the Transition Period, you will continue to perform all transition-related projects and duties reasonably requested of you by the Company. You will not be required to report to the office or work a full-time schedule except as requested by the Company to transition your duties and responsibilities. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including your obligations under your Employee Proprietary Information and Inventions Agreement (the “Inventions Agreement”), a copy of which is attached hereto as Exhibit B). For the avoidance of doubt, the restrictions of Paragraph 4 of the Inventions Agreement (and all other provisions of the Inventions Agreement) are not modified during the Transition Period.
(b)Compensation and Benefits. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions, and you will be eligible for the Company’s standard benefits, subject to the terms of such plans and programs and applicable law.

(c)Employment Termination. During the Transition Period, you will remain an at-will employee of the Company and are entitled to resign your employment for any reason. Similarly, the Company is entitled to terminate your employment with or without Cause. If the Company terminates your employment with Cause during the Transition Period, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the Separation Benefits as defined and set forth in Paragraph 4 below), except for salary not previously paid earned through the Separation Date, subject to required payroll deductions and withholdings. If you resign your employment during the Transition Period, or the Company terminates your employment without Cause during the Transition Period, you will be paid for salary not previously paid earned through the Separation Date (subject to required payroll deductions and withholdings), and you will remain eligible for the Separation Benefits set forth in Paragraph 4, subject to the terms and conditions set forth therein.
(d)Cause Definition. For purposes of this Agreement, “Cause” for termination of your employment will mean any of the following: (i) your willful failure to substantially perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your conduct tending in the Company’s reasonable judgment to bring you or the Company into disrepute (whether or not such conduct is or becomes publicly known); (iii) your commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iv) breach of any code of conduct, rule, or regulation under applicable laws as set forth by all relevant regulatory agencies, exchanges, and self-regulatory bodies relevant to you and/or the Company’s business; (v) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (vi) your willful breach of any of your obligations under any written agreement or covenant with the Company.
3.Accrued Salary. On the Separation Date, the Company will pay you salary not previously paid earned through the Separation Date, subject to required payroll deductions and withholdings. The payments in this Paragraph are not conditioned on you signing this Agreement.
4.Separation Benefits. Although the Company is not otherwise obligated to do so, if you: (i) timely return this fully signed and dated Agreement to the Company and allow the Effective Date (as defined in Paragraph 16(c)) to occur; (ii) comply fully with your obligations hereunder; and (iii) sign the Reaffirmation Release that is attached to this Agreement as Exhibit A and hereby incorporated by reference into this Agreement (the “Reaffirmation Release”) on or within three (3) business days after the Separation Date and allow the Reaffirmation Effective Date (as defined in the Reaffirmation Release) to occur, then the Company will provide you with the following separation benefits (“Separation Benefits”), which supersede and extinguish any rights you may have under that certain offer letter dated April 16, 2008 between you and the Company:
(a)Salary. The Company will pay you the equivalent of four (4) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Separation Pay”). Your Separation Pay will be paid in a lump sum on the first regular payday no earlier than one week after the Reaffirmation Effective Date (as defined in Exhibit A).

(b)Health Insurance. On the date the Separation Pay is paid, the Company will pay you a lump sum equivalent of four (4) months of COBRA health coverage continuation premiums (“COBRA Premiums”), subject to applicable income withholding and deductions. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your existing group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish and plan terms permit. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. Your COBRA coverage rights are not contingent on signing this Agreement. You are responsible for timely enrolling in and electing COBRA coverage, and for submitting payment for all COBRA insurance premium payments.
You acknowledge that the Company has made no representations to you concerning your tax obligations related to the payments and benefits described in this Agreement or its Paragraph 4, and that you shall be responsible for any tax consequences associated with any payment or benefit you receive through this Agreement. Refer to Paragraph 8 for additional requirements concerning Property Return before the Separation Benefits are provided.
5.Equity Awards and ESPP. Vesting of your outstanding stock options and any other equity awards, if any (“Equity Awards”), ceases on your Separation Date. Your Equity Awards will continue to be governed by the terms of the applicable equity awards documents and are not contingent on signing this Agreement. Any accumulated contributions to the New Relic 2014 Employee Stock Purchase Plan (“ESPP”) will be refunded to you under the terms of that plan; completed ESPP purchases are not impacted by your separation.
6.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.
7.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. It is expected that you will not incur significant business expenses, for example by traveling without an express request by a Company Officer or by purchasing equipment, before your separation.

8.Return of Company Property. By no later than your Separation Date (or at any earlier date upon the Company’s request), you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium. You agree that you will make a diligent search to locate any such documents, property, and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare, or transmit any confidential or proprietary data, materials, or information of the Company, then within five (5) business days after your Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Separation Benefits provided hereunder.
9.Proprietary Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.
10.Limited Confidentiality.
(a)Agreement Terms. Subject to the exceptions in Paragraph 16(e) and this Paragraph 10, you and the Company shall not publicize or disclose the terms of this Agreement and the discussions leading to it; provided, however, that: (i) you may disclose the basic terms of this Agreement to your immediate family, provided that they agree to keep the terms confidential; (ii) the parties may disclose this Agreement to their respective attorneys, accountants, auditors, and licensed tax preparers and financial advisors; (iii) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (iv) the parties acknowledge that the Company will disclose this Agreement to fulfill corporate reporting and disclosure requirements. The provisions of this Paragraph 10(a) will be void and of no effect as of the date this Agreement is filed publicly by the Company.
(b)Protected Disclosures. Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and the Proprietary Information and Inventions Agreement (Exhibit B), you understand that as provided by the federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosures of trade secrets made: (i) in confidence to a federal, state, or local government for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement or any other agreement with the Company limits your ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

11.Nondisparagement. Subject to the exceptions in Paragraphs 10 and 16(e), you agree not to make or communicate any disparaging statement in any forum or media concerning the Company or its officers, directors, employees, shareholders, agents, contractors, products, or services, or the Company’s business, reputation, strategies, or prospects. A “disparaging statement” is one with the purpose or reasonably likely effect of damaging the reputation, goodwill, or standing of the Company (or the subject of the statement) in the community, whether or not the statement is slander or libel under applicable law. You may respond accurately and fully to any request for information if required by legal process. Nothing in this Agreement prevents you from describing your accomplishments and responsibilities while employed at the Company to a prospective employer or for purposes of professional development.
12.Neutral Reference. In response to a reference request to Human Resources, the Company’s regular practice it to provide only title and dates of employment, as well as salary as of separation (upon written consent). Any other reference request you make to an Officer of the Company will be as agreed by you and the Officer.
13.No Voluntary Adverse Action. You agree that you have not and will not voluntarily (except in response to legal compulsion and as permitted under Paragraph 10) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim, or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees, or agents, or any Released Party (as defined in Paragraph 16(a)).
14.Cooperation. The Company and you agree and understand that by virtue of your responsibilities, you have had an integral involvement with the affairs of the Company, its affiliates, predecessors, and successors for a significant period of time. The smooth and efficient continued operation of the Company and its successors may require them to call upon you from time-to-time for information, advice, and assistance in the pursuit of ongoing affairs, particularly those commenced prior to your departure or involving any ongoing litigation or investigation of which you have knowledge or about which you have information. In consideration for the promises and benefits set forth herein, you promise to cooperate with the Company and its successors by providing any and all such information, advice or assistance they may require for the orderly transition of the business, or for prosecuting or defending against such litigation, or for the successful completion of transactions and contracts begun during your tenure. You specifically agree to provide such cooperation in any litigation, or in the resolution of any other legal matters, in which the Company or its successors are or may become involved, to the extent such litigation or legal matters relate to matters within your knowledge or responsibility during your tenure with the Company. You further agree to: cooperate with the Company’s counsel by providing information and documents; appear as may be required in judicial, administrative, or arbitral proceedings, and any discovery conducted in connection with such proceedings; provide truthful testimony on the Company’s behalf as it or its counsel deem necessary; and communicate with the Company and its counsel as they may reasonably require, and promptly respond to their requests for information and assistance. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
15.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

16.Release of Claims.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). You covenant not to sue any Released Party for any Released Claim.
(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements (to the extent permitted by applicable law), severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (v) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and Oregon Revised Statutes Chapters 652, 653, 654, 659 and 659A; and (vi) federal, state, or local laws similar or equivalent to those described in this Paragraph.

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given under this Agreement for your waiver and release in this Paragraph is in addition to anything of value to which you are already entitled. You further acknowledge that you have hereby been advised by this Paragraph that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign and return it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to the Company’s CFO not later than 11:59pm PST on the 7th day after you sign this Agreement); and (v) this Agreement will not be effective until the eighth day after the date that this Agreement is signed by you, provided you do not timely revoke this Agreement (“Effective Date”). Any changes to this Agreement will not restart the running of your twenty-one (21) day review period. Upon the Effective Date, the Transition Period (and resulting rights and privileges) described in Paragraph 2 of this Agreement will be in effect; upon the Reaffirmation Effective Date (as defined in Exhibit A), you will be entitled to the Separation Benefits described in Paragraph 4 of this Agreement. If this Agreement does not become effective you will not receive consideration and benefits to which you are not otherwise entitled, such as those described in Paragraphs 2 and 4.
(d)Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims in this Agreement, including, but not limited to, the release of unknown and unsuspected claims.
(e)Excluded Claims. Notwithstanding the foregoing, the following claims are not included in the Released Claims (“Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach or enforcement of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, speaking with or participating in any proceeding before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Oregon Bureau of Labor & Industries, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state, or local agency charged with the enforcement of any laws, including providing documents or any other information. Nothing in this Agreement prevents you from speaking with an attorney retained by you. By signing this Agreement, you are waiving your right to recover any individual relief (including backpay, frontpay, reinstatement, or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.
You further represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

17.Representations. You hereby represent that you have been paid all compensation owed and for all days worked through the date you sign this Agreement (other than any regular payroll payment pending for days of employment as of your signature date), you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, the Oregon Family Leave Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim. You represent and warrant that you have not filed any complaint, claim, or charge against a Released Party with any local, state or federal agency or court and that you have not assigned or otherwise transferred any interest in any Released Claim.
18.Dispute Resolution. You and the Company shall use good faith efforts to resolve any controversy or claim arising out of, or relating to, this Agreement or any alleged breach of the Agreement. You and the Company agree to provide written notice of any breach of the Agreement and to provide at least ten (10) business days to cure or resolve any such breach. If unable to resolve a dispute arising from this Agreement, you and the Company agree to submit your dispute to binding arbitration, whether any such dispute is in contract, tort, or otherwise and whether provided by statute or common law (except for: (i) claims for employee benefits under any benefit plan sponsored by the Company and either (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance); (ii) claims for state disability insurance, workers compensation, or unemployment insurance benefits; or (iii) disputes that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) or another Act of Congress prohibit from being subject to a pre-dispute arbitration agreement). You and the Company agree that any arbitration shall be in accordance with the Federal Arbitration Act (the “FAA”), and to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. The arbitration will be conducted by a single arbitrator, who will be a retired judge or an attorney licensed to practice in California. If you and the Company cannot agree on an arbitrator within fifteen (15) business days after a written demand for arbitration, then the arbitrator will be selected according to the rules of the AAA. If either party refuses to honor its obligations to arbitrate or if either you or the Company needs temporary or preliminary injunctive relief related to an arbitrable dispute, the party may apply to a court with jurisdiction to grant such relief, and any such application will not be incompatible with or a waiver of this Paragraph. The arbitrator shall apply the substantive law of the State of California (excluding California choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that they shall each bear the same costs in arbitration as each would bear in civil litigation, and that the Company will advance any excess of the arbitrator’s fee or filing fees above those applicable to filing an equivalent action in federal or state court. The prevailing party in any legal proceeding filed to enforce this Agreement will be entitled to recover its attorneys’ fees, costs, and related arbitration or litigation expenses including, but not limited to, expert witness fees. Any and all of the arbitrator’s orders, decisions, and awards will be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted according to this Paragraph 18, including any order, decision, or award of the arbitrator, will be kept confidential by all parties except to the extent such disclosure is required by law. The Parties agree that the exclusive venue for arbitration under this Agreement will be San Francisco County.

19.General. This Agreement, including its incorporated Exhibit A and Exhibit B, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter described in this Agreement. You represent and agree that you enter into this Agreement freely and voluntarily, without reliance on any promise or representation, written or oral, other than those expressly contained herein, and this Agreement supersedes any other agreements, promises, warranties, or representations concerning its subject matter (except those contained in its Exhibit A and Exhibit B). This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. You may not assign any provision of this Agreement. This Agreement will bind the heirs, personal representatives, successors, and permitted assigns of both you and the Company, and will inure to the benefit of both you and the Company, and its and your respective heirs, successors, and permitted assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the determination will not affect any other provision of this Agreement and the provision in question will be modified to be enforceable in a manner consistent with the intent of the parties, to the extent possible under applicable law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement will not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, must be in a writing signed by the waiving party (and as to the Company by a duly authorized officer) and will not be deemed to be a waiver of any successive breach or rights under this Agreement. This Agreement may be executed in counterparts, which will be deemed to be part of one original. Facsimile and electronic image signatures (including DocuSign) will be equivalent to original signatures.
If this Agreement is acceptable to you, please sign and date below and send me the signed and dated Agreement not later than Friday, October 4, 2019 (which is at least 21 days after your receipt of the Agreement). The Company’s offer contained in this Agreement will automatically expire if we do not receive the fully signed Agreement within this timeframe.
I thank you for your work with New Relic and wish you success in your future endeavors.

Sincerely,

/s/ Mark Sachleben
Mark Sachleben,
Chief Financial Officer
New Relic, Inc.
Exhibit A – Reaffirmation Release
Exhibit B – Proprietary Information and Inventions Agreement

Statement and Signature of Employee  (return no later than October 4, 2019)

I have read this Separation and Transition Agreement and General Release, and I understand all of its terms. I understand that by entering into this Agreement, I am giving up certain rights in exchange for something of value to which I am not otherwise entitled. I enter into and sign this Separation and Transition Agreement and General Release knowingly and voluntarily, with full understanding of what it means.

Accepted and Agreed:

/s/ James Gochee
James Gochee

9/13/2019
Date

EXHIBIT A
REAFFIRMATION RELEASE
(To be signed and returned on or after the Separation Date but not later than November 20, 2019.)

Mark Sachleben
Chief Financial Officer
New Relic, Inc.

Dear Mark:
I refer to the Separation and Transition Agreement and General Release (“Agreement”), presented to me on September 12, 2019 and effective as of its Effective Date (defined therein), between me and New Relic, Inc. (the “Company”), in which the parties agreed that my employment with the Company would end on November 16, 2019 (the “Separation Date”). Since my employment has now ended, I am writing to you in accordance with Paragraphs 4 and 16(c) of the Agreement to confirm the points below. This letter agreement (“Reaffirmation Release”) will be part of and subject to the terms of the Agreement between the parties, and capitalized terms in this Reaffirmation Release will be as defined in the Agreement.
I confirm that:
A.The termination of my employment in accordance with the terms set out in the Agreement is without any admission of liability by any party and shall be in full and final settlement of all and any claims that I have or may have against the Released Parties, as defined in the Agreement, whether contractual, statutory or otherwise (and whether known or unknown, consistent with Paragraph 16 of the Agreement) arising out of or in connection with my employment or its termination.
B.Without prejudice to the generality of Paragraph A above, the waiver in this letter relates to all or any claims specified in Paragraph 16(a), 16(b), 16(c), and 16(d) of the Agreement, including waiver of my rights under the Age Discrimination in Employment Act (“ADEA”), and I agree that the only claims that I have or may have against the Company are specified in Paragraph 16(e) of the Agreement as Excluded Claims.
C.There are no matters or circumstances that give rise or may give rise to any claims by me against the Company in connection with my employment or its termination which have arisen since the Effective Date of the Agreement, or, if there are any such matters, I hereby waive such claims, with exceptions noted as Excluded Claims in Paragraph 16(e) of the Agreement. If so required by the Company, I will enter into any further documentation necessary to give full effect to my intention to execute a general waiver and release.

D.I hereby reaffirm and acknowledge my obligations under the Agreement, including my obligations under its Exhibit B and its Paragraph 18, and all other promises and obligations under the Agreement, whether or not referenced in this Reaffirmation Release.

E.In exchange for the promises made by and in consideration for all the terms entered into by me in this Reaffirmation Release and the Agreement, the Company will pay me the Separation Benefits, as described in Paragraph 4 of the Agreement following the “Reaffirmation Effective Date,” which will be the last of: (1) my Separation Date (provided that it is November 16, 2019, as provided in the Agreement); and (2) my execution of this Reaffirmation Release and its delivery to the Company, which shall be completed no later than three (3) business days after my Separation Date (no later than November 20, 2019); and (3) the passing of seven (7) days without me revoking this Reaffirmation Release, all provided that the Effective Date of the Agreement has occurred.
F.I understand that I have seven (7) days to revoke my signature and release on this Reaffirmation Release, and that if I revoke this Reaffirmation Release (which I may do by providing written notice of my revocation to the Company’s CFO not later than 11:59pm PST on the 7th day after I sign this Reaffirmation Release), I will not be entitled to the Separation Benefits, but will be entitled to all other terms of the Agreement applicable as of its Effective Date and will be bound by the terms of the Agreement.
G.I have had at least twenty-one (21) days to review and consider this Reaffirmation Release and its terms. I have considered and understand the terms of this Reaffirmation Release, the consideration I will receive if I enter into this Reaffirmation Release and do not revoke it, and what rights and benefits I am giving up, including my rights under the ADEA. I have hereby been advised to consult an attorney about the contents and meaning of this Reaffirmation Release, and have had the opportunity to do so to my satisfaction. I acknowledge and agree that I knowingly and voluntarily enter into this Reaffirmation Release agreement as a full and complete release of the Released Claims with complete understanding of all relevant facts, and that I was neither fraudulently induced nor coerced to enter into this Reaffirmation Release.

I sign and enter into this Reaffirmation Release as of the date indicated below.

__________________________________________
James Gochee

__________________________________________
Date

Accepted on Behalf of New Relic, Inc.
By: ________________________________
Mark Sachleben
Chief Financial Officer

Exhibit B
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT A – New Relic, Inc.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment by New Relic, Inc. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.Nondisclosure
1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and for a period of five (5) years thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit C but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”
2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion

Notification) and agree that my signature acknowledges receipt of the notification.
2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.
2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary

Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company’s written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.
7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
10. General Provisions.
10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California, for any lawsuit filed there against me by Company arising from or related to this Agreement.
10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.
10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
10.7 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND

PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
        This Agreement shall be effective as of the first day of my employment with the Company, namely: May 1st, 2008.
        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 4/23/08
/s/ Jim Gochee
Jim Gochee

Accepted and Agreed To: New Relic, Inc.
By: /s/ Mark J Sachleben
Title: COO

2480 Sand Hill Rd Suite 210
(Address)
Menlo Park, CA 94025
Dated: 10-29-08